NEWS RELEASE

Coeur Announces Results of Exchange Offer
Chicago, Illinois - May 14, 2014 - Coeur Mining, Inc. (the “Company” or “Coeur”) (NYSE: CDE) today announced the results of its offer to exchange (the “Exchange Offer”) up to $150,000,000 aggregate principal amount of its outstanding 7.875% Senior Notes due 2021 (the “Outstanding Notes”) for a like principal amount of its new 7.875% Senior Notes due 2021 (the “Exchange Notes”).
According to information provided by the exchange agent, The Bank of New York Mellon, $150,000,000 aggregate principal amount, or 100%, of the privately placed 7.875% Senior Notes due 2021 were tendered for exchange in the Exchange Offer. The Exchange Offer expired May 9, 2014 at 5:00 p.m. Eastern time.
This news release is for informational purposes only and is neither an offer to exchange, nor a solicitation of an offer to sell, the Exchange Notes. The Exchange Offer was made solely pursuant to the prospectus dated April 10, 2014, including any supplements thereto. The Exchange Offer was not made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
About Coeur
Coeur Mining is the largest U.S.-based primary silver producer and a significant gold producer with four precious metals mines in the Americas employing nearly 2,000 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to net smelter royalties on the Cerro Bayo mine in Chile, the El Gallo complex in Mexico, and the Zaruma mine in Ecuador. In addition, the Company has two silver-gold feasibility stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Alaska, Argentina, Bolivia, Mexico, and Nevada. The Company owns strategic investment positions in several silver and gold development companies with projects in North and South America.

For Additional Information:

Bridget Freas, Director, Investor Relations
(312) 489-5819

Donna Mirandola, Director, Corporate Communications
(312) 489-5842

coeur.com